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                                                                       Exhibit 1


                                 August 6, 1999



Bull Run Corporation
4370 Peachtree Road
Atlanta, GA  30319
Attention:  Robert S. Prather, Jr.


                            CONFIDENTIALITY AGREEMENT

Gentlemen:

In connection with your interest in the proposed transaction (the "Transaction") involving Rawlings Sporting Goods Company, Inc. (the "Company"), you have requested that we or our representatives furnish you or your representatives with certain information relating to the Company. All information (whether written or oral) furnished (whether before or after the date hereof) by us or our directors, officers, employees, affiliates, representatives (including, without limitation, financial advisors, attorneys and accountants) or agents (collectively, "our Representatives") to you or your directors, officers, employees, affiliates, representatives (including, without limitation, financial advisors, attorneys and accountants) or agents or your potential sources of financing for the Transaction (collectively, "your Representatives") and all notes, reports, analyses, compilations, forecasts, studies or other documents prepared by you or your Representatives in whatever form maintained, whether documentary, electronically stored or otherwise, in connection with your or their review of, or your interest in, the Transaction which contain or reflect any such information is hereinafter referred to as the "Information". The term Information will not, however, include information which (i) is or becomes publicly available other than as a result of a disclosure by you or your Representatives or (ii) is or becomes available to you on a nonconfidential basis from a source which, to the best of your knowledge after due inquiry, is not prohibited from disclosing such information to you by a legal, contractual or fiduciary obligation to us.

Accordingly, you and the Company hereby agree that:

1. You and your Representatives (i) will keep the Information confidential and will not (except as required by applicable law, regulation or legal process, and only after compliance with paragraph 3 below), without our prior written consent, disclose any Information in any manner whatsoever, and (ii) will not use any Information, directly or indirectly, other than in connection with evaluating the Transaction; PROVIDED, HOWEVER, that you may reveal the Information to those of your Representatives (a) who need to know the Information for the purpose of evaluating the Transaction, (b) who are informed by you of the confidential nature of the Information and (c) who agree to be bound by and act in accordance with the terms of this letter agreement. You will




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         cause your Representatives to observe the terms of this letter agreement, and you will be responsible for any breach of this letter agreement by any of your Representatives.

2. Neither you or the Company nor our respective Representatives will (except as required by applicable law, regulation or legal process, and, in your case, only after compliance with paragraph 3 below), without the prior written consent of the other party, disclose to any person the fact that the Information has been made available to you and your Representatives, that you have entered into this letter agreement, that you are considering the Transaction or any other transaction involving the Company, or that discussions or negotiations are taking or have taken place concerning the Transaction or involving the Company or any term, condition or other fact relating to the Transaction or such discussions or negotiations, including, without limitation, the status thereof. The term "person," as used in this letter agreement, shall be broadly interpreted to include, without limitation, any corporation, company, group, entity, trust, partnership or individual; the term "affiliate" shall have the meaning set forth in Rule 12b-2 under the Securities Exchange Act of 1934, as amended; and the term "Company" shall include, without limitation, its subsidiaries and affiliates.

3. In the event that you or any of your Representatives are requested pursuant to, or required by, applicable law, regulation or legal process (including by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand, any informal or formal investigation by any government or governmental agency or authority or otherwise) to disclose any of the Information, you will immediately notify us so that we may seek a protective order or other appropriate remedy or, in our sole discretion, waive compliance with the terms of this letter agreement. In such an event, you will, and you will cause your Representatives to, consult and cooperate with the Company in seeking such a protective order or other appropriate remedy. In the event that no such protective order or other remedy is obtained, or that the Company fails to waive compliance with the terms of this letter agreement, you will furnish only that portion of the Information which in the opinion of your counsel is legally required and will exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Information.

4. If you determine not to proceed with the Transaction, you will promptly inform our Representative, BancBoston Robertson Stephens Inc. ("BRS"), of that decision and, in that case, and at any time upon request of the Company or any of our Representatives, you will either (i) promptly destroy all copies of the written Information in your or your Representatives' possession and confirm such destruction to us in writing or (ii) promptly deliver to the Company at your own expense all copies of the written Information in your or your Representatives' possession. Notwithstanding the destruction or delivery of the materials required by this paragraph, all duties and obligations existing under this letter agreement (including with respect to any oral Information) will remain in full force and effect.

5. You acknowledge that neither the Company, nor BRS or its affiliates, nor our other Representatives, nor any of our or their respective officers, directors, employees, agents or controlling persons within the meaning of Section 20 of the Securities Exchange Act of 1934, as



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         amended, makes any express or implied representation or warranty as to the accuracy or completeness of the Information, and you agree that no such person will have any liability relating to the Information or for any errors therein or omissions therefrom. You further agree that you are not entitled to rely on the accuracy or completeness of the Information and that you will be entitled to rely solely on such representations and warranties as may be included in any definitive agreement with respect to the Transaction, subject to such limitations and restrictions as may be contained therein.

6. You and the Company are aware, and you and the Company will advise your and our respective Representatives who are informed of the matters that are the subject of this letter agreement, of the restrictions imposed by the United States securities laws on the purchase or sale of securities by any person who has received material, non-public information from the issuer of such securities and on the communication of such information to any other person when it is reasonably foreseeable that such other person is likely to purchase or sell such securities in reliance upon such information.

7. You agree that, for a period of one year from the date of this letter agreement, neither you nor any of your affiliates will, without the prior written consent of the Company or its Board of Directors: (i) acquire, offer to acquire or agree to acquire, directly or indirectly, by purchase or otherwise, any voting securities or direct or indirect rights to acquire any voting securities of the Company or any subsidiary thereof, or any successor to or person in control of the Company, or any assets of the Company, or any subsidiary or division thereof or of any such successor or controlling person, (ii) make, or in any way participate in, directly or indirectly, any "solicitation" of "proxies" (as such terms are used in the rules of the Securities Exchange Commission) to vote, or seek to advise or influence any person or entity with respect to the voting of, any voting securities of the Company, (iii) make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any extraordinary transaction involving the Company or its securities or assets, (iv) form, join or in any way participate in a "group" (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) in connection with any of the foregoing or (v) request the Company or any of our Representatives, directly or indirectly, to amend or waive any provision of this paragraph. You will promptly advise the Company of any inquiry or proposal made to you with respect to any of the foregoing. You and the Company acknowledge and agree that the restrictions applicable to you and set forth in this paragraph 7 are in addition to, and are not intended to amend or otherwise modify, the restrictions applicable to you and set forth in the Standstill Agreement dated as of November 21, 1997 between the Company and you, as amended (as so amended, the "Standstill Agreement").

8. You agree that, for a period of three years from the date of this letter agreement, you will not, directly or indirectly, solicit for employment or hire any officer or other key employee of the Company or any of its subsidiaries with whom you have had contact, or who became known to you in connection with your consideration of the Transaction, or encourage any such officer or employee to terminate his or her employment with the Company; PROVIDED, HOWEVER, that the foregoing provision will not prevent you from employing any such person who contacts you on his or her own initiative without any direct or indirect solicitation by or encouragement from you.




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9.       You agree that all (i) communications regarding the Transaction, (ii)
         requests for additional information, facility tours or management meetings and (iii) discussions or questions regarding procedures with respect to the Transaction, will be first submitted or directed to BRS and not to the Company, provided that the restrictions set forth in this sentence shall not, and are not intended to, restrict any actions taken by any person designated by you to serve on the Company's Board of Directors in such person's capacity as a director of the Company. Subject to the last sentence of this paragraph 9, you acknowledge and agree that (a) we and our Representatives are free to conduct the process leading up to a possible Transaction as we and our Representatives, in our sole discretion, determine (including, without limitation, by negotiating with any prospective buyer and entering into a preliminary or definitive agreement without prior notice to you or any other person), (b) we reserve the right, in our sole discretion, to change the procedures relating to our consideration of the Transaction at any time without prior notice to you or any other person, to reject any and all proposals made by you or any of your Representatives with regard to the Transaction, and to terminate discussions and negotiations with you or any other person at any time and for any reason and (c) unless and until a written definitive agreement concerning the Transaction has been executed and delivered, neither we nor any of our Representatives will have any liability to you with respect to the Transaction, whether by virtue of this letter agreement, any other written or oral expression with respect to the Transaction or otherwise. You and the Company acknowledge and agree that no provision set forth in the immediately preceding sentence shall, or is intended to, limit the Company's obligations set forth in Section 3A.1 of the Standstill Agreement, subject to the terms and conditions thereof.

10. You and the Company acknowledge that remedies at law would be inadequate to protect us against any actual or threatened breach of this letter agreement by either party or such party's Representatives, and, without prejudice to any other rights and remedies otherwise available, you and the Company agree to the granting of injunctive relief in favor of the non-breaching party without proof of actual damage. In the event of litigation relating to this letter agreement, if a court of competent jurisdiction determines in a final, nonappeable order that this letter agreement has been breached by any party or any party's Representatives, then such party will reimburse the non-breaching party for its costs and expenses (including, without limitation, legal fees and expenses) incurred in connection with all such litigation.

11. If any term or provision of this letter agreement, or any application thereof to any circumstances, shall, to any extent and for any reason, be held to be invalid or unenforceable, the remainder of this letter agreement, or the application of such term or provision to circumstances other than those to which it is held invalid or unenforceable, shall not be affected thereby and shall be construed as if such invalid or unenforceable provision had never been contained herein and each term and provision of this letter agreement shall be valid and enforceable to the fullest extent permitted by law. You and the Company agree that no failure or delay by the other party in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.



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12.      This letter agreement will be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts between residents of that State and executed in and to be performed in that State, without giving effect to principles of conflicts of law.

13. Your obligations of confidentiality under paragraphs 1 and 2, and our obligations under paragraph 2, of this letter agreement shall expire three years from the date of this letter agreement.

14. Any notice required to be given under this letter agreement shall be deemed received on the day when personally delivered or confirmed facsimile transmission, and on the next business day after being deposited with a nationally recognized overnight courier.

15. This letter agreement contains the entire agreement between you and the Company concerning the confidentiality of the Information and supersedes all prior written and oral communications and agreements relating to the subject matter hereof. No amendment or other modifications of this letter agreement or waiver of the terms and conditions hereof will be binding upon you or the Company, unless approved in writing by each of you and the Company. This letter agreement shall inure to the benefit of any successor in interest to the



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         Company, as well as of any person that may acquire, after the date hereof, any subsidiary or division of the Company with respect to Information concerning the business or affairs of such subsidiary or division. This letter agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.


                                         Very truly yours

                                         Rawlings Sporting Goods Company, Inc.


                                         BY:  BANCBOSTON ROBERTSON STEPHENS INC.
                                                    ON BEHALF OF RAWLINGS



                                         By: ______________________________


                                         Name: ___________________________


                                         Title: ____________________________


Agreed and accepted:
BULL RUN CORPORATION


By: /s/ Robert S. Prather
    -----------------------------
Name:  Robert S. Prather

Title: Pres  CEO





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